OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

KONTRON MOBILE COMPUTING, INC.

AT

$0.55 NET PER SHARE

BY

KAC ACQUISITION CORP.

A WHOLLY-OWNED SUBSIDIARY OF

KONTRON AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON WEDNESDAY, JULY 14, 2004,

UNLESS THE OFFER IS EXTENDED

KAC ACQUISITION CORP. (“KAC Acquisition”), a wholly-owned subsidiary of KONTRON AG, is offering to purchase, at a price of $0.55 net per share in cash, all outstanding Shares of common stock of KONTRON MOBILE COMPUTING, INC. (“Kontron Mobile”), not owned by Kontron AG (the “Shares”), (including all Shares issued upon exercise of options and warrants), on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal. Our offer is conditioned on, among other things, the tender of a sufficient number of Kontron Mobile Shares so that, after the Kontron Mobile Shares are purchased pursuant to the offer, we would own at least 90% of the voting securities of Kontron Mobile. We currently own approximately 65% of the outstanding common stock of Kontron Mobile. This offer is also subject to certain other conditions described in Section 11, “The Offer — Certain Conditions of the Offer.” This offer is not conditioned on our obtaining any financing or the approval of Kontron Mobile’s Board of Directors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any Kontron Mobile shareholder desiring to tender all or any portion of such shareholder’s Kontron Mobile Shares should, as applicable:

•    Complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal with such shareholder’s certificate(s) for the tendered Kontron Mobile Shares and any other required documents.

•    Follow the procedure for book-entry transfer of Kontron Mobile Shares set forth in Section 3, “The Offer — Procedure for Tendering Shares.”

•    Request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to tender Shares for such shareholder. A shareholder whose Kontron Mobile Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Kontron Mobile Shares as the registered shareholder.

A shareholder who desires to tender Kontron Mobile Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Kontron Mobile Shares by following the procedure for guaranteed delivery set forth in Section 3, “The Offer — Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to Morrow & Co., the Information Agent for this offer, at Morrow & Co.’s address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the broker, dealer, commercial bank or trust company holding your Shares.

THE DATE OF THIS OFFER TO PURCHASE IS JUNE 15, 2004.

SUMMARY TERM SHEET

This summary highlights important information from this Offer to Purchase but is intended to be an overview only. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

•    KAC Acquisition Corp., a wholly-owned subsidiary of Kontron AG (“KAC Acquisition”), is offering to buy all of the outstanding Shares of common stock of Kontron Mobile, including any Shares issued upon exercise of options and warrants. The tender price is $0.55 net per share in cash, without interest. See “Introduction” and Section 1, “The Offer — Terms of the Offer.”

•    Kontron AG currently owns approximately 65% of the outstanding shares of Kontron Mobile. See “Introduction.”

•    This is a “going private” transaction. If the tender offer is successful and we own at least 90% of the voting securities of Kontron Mobile, we will cause Kontron Mobile to merge into KAC Acquisition (the “Merger”) and, as a result:

•    KAC Acquisition will own all of the equity interests in Kontron Mobile;

•    You will no longer have any interest in Kontron Mobile’s future earnings or growth;

•    Kontron Mobile will no longer be a public company;

•    There will be no trading market for Kontron Mobile Shares; and

•    Kontron Mobile Shares will no longer trade on the Over the Counter Bulletin Board.

See Section 14, “The Offer — Certain Effects of the Offer.”

•    We are not required to complete the tender offer, unless a sufficient number of Kontron Mobile Shares are tendered so that, after we purchase Shares pursuant to the tender offer, we would own at least 90% of the voting securities of Kontron Mobile. We have the right to waive or reduce the number of Kontron Mobile Shares that are required to be tendered in the tender offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934.

•    We commenced the tender offer without obtaining the approval of Kontron Mobile’s Board of Directors. The offer is not conditioned on the approval of the Kontron Mobile Board of Directors. See “Special Factors — Background of the Offer.”

•    The offer is not conditioned on Kontron AG or any of its subsidiaries obtaining any financing. See Section 10, “The Offer — Source and Amount of Funds.”

•    Any shareholders who do not tender their Shares and who dissent from the Merger may exercise dissenter’s rights in accordance with Minnesota law. See Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.”

•    In the Merger, we will pay to those shareholders who do not tender their Shares and do not exercise their dissenter’s rights the same consideration as we pay in the tender offer. See “Introduction” and Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.”

•    Shareholders who sell their Shares in the tender offer will receive cash for their Shares sooner than shareholders who wait for the Merger to occur or those who exercise their dissenter’s rights. Shareholders who sell their Shares in the offer will not be entitled to a judicial determination of the fair value of their Shares under Minnesota law.

•    You may tender your Shares under the offer until 5:00 p.m., New York City time, on July 14, 2004, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See Section 3, “The Offer — Procedure for Tendering Shares,” for information about tendering your Shares.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

Who is Offering to Buy My Kontron Mobile Shares?

KAC Acquisition, a Minnesota corporation and a wholly-owned subsidiary of Kontron AG, is offering to buy your Kontron Mobile Shares as described in this document. See Section B, “The Offer — Certain Information Concerning Kontron AG and KAC Acquisition,” for further information about us.

What are the Classes and Amounts of Securities Sought in the Offer?

We are offering to buy all of the Kontron Mobile Shares that we do not currently own, including Shares issued upon exercise of options and warrants. For information about the conditions to the offer, see Section 11, “The Offer — Certain Conditions of the Offer.”

How Much is Kontron AG Offering to Pay and What is the Form of Payment?

We are offering to pay $0.55 for each Kontron Mobile share, net to you, in cash. See “Introduction” and Section 1, “The Offer — Terms of the Offer,” for information about the terms of the offer.

Will I Have to Pay Any Fees or Commissions?

If you are the record owner of your Shares and you tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and Section 3, “The Offer — Procedure for Tendering Shares.”

How Will U.S. Taxpayers be Taxed for U.S. Federal Income Tax Purposes?

If you are a U.S. taxpayer, your receipt of cash for Kontron Mobile Shares in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize a gain or loss in an amount equal to the difference between the cash you receive in the offer and your adjusted tax basis in the Kontron Mobile Shares you sell in the offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be a long-term capital gain or loss if you have held the Shares for more than one year at the time the offer is completed. We urge you to consult your own tax advisor as to the particular tax consequences of the offer to you. See Section 5, “The Offer — Certain Federal Income Tax Consequences of the Offer.”

Does Kontron AG Have the Financial Resources to Make Payment?

Yes. We have the financial resources to pay for all the Kontron Mobile Shares with our cash on hand. THE TENDER OFFER IS NOT CONDITIONED ON OUR OBTAINING ANY FINANCING. See Section 10, “The Offer — Source and Amount of Funds.”

What are the Most Significant Conditions to the Offer?

The offer is conditioned on the tender of a sufficient number of Kontron Mobile Shares so that, after the purchase of the Shares pursuant to the offer, we would own at least 90% of the voting securities of Kontron Mobile (the “Minimum Condition”); and

See “Introduction” and Section 11, “The Offer — Certain Conditions of the Offer,” for a complete description of all the conditions to which the offer is subject.

Why is Kontron AG Making this Offer?

Kontron AG already is the owner of approximately 65% of Kontron Mobile’s outstanding shares of common stock. We have determined that maintaining a significant minority interest in Kontron Mobile is not a desirable long-term strategy. Through our officers’ participation on the Board of Directors of Kontron Mobile, we have come to understand that Kontron Mobile requires substantial additional financing. In addition, we feel that the costs associated with the procedural and compliance requirements of a public company are a strain on Kontron Mobile’s management resources and reduce shareholder return. Making Kontron Mobile a wholly-owned subsidiary of Kontron AG will reduce these complications and costs and allow us an opportunity to provide Kontron Mobile with substantial additional financing for, growth and business plans. See “Special Factors — Reasons for and Purpose of the Offer and the Merger; Kontron AG’s Plans for Kontron Mobile” and “Special Factors — Kontron AG’s Ownership and Operating Relationships with Kontron Mobile.”

Is this Offer Supported by the Kontron Mobile Board of Directors?

We commenced this offer without seeking or obtaining the prior approval of the Kontron Mobile Board of Directors. The completion of the offer is not conditioned on the approval of the Kontron Mobile Board of Directors. Although the Board of Directors of Kontron Mobile has not made any recommendation, we believe that the tender offer price, which represents a substantial premium over the current market price for shares of Kontron Mobile common stock, and an even more substantial premium over the closing bid price on December 1, 2003 the date immediately preceding the announcement of the initial Offer, is adequate. Federal securities laws require the Kontron Mobile Board of Directors to advise Kontron Mobile shareholders of its position on this offer within ten business days after the date of this document. Thomas Spaarvik, and Rudolf Wieczorek, and Pierre McMaster constitute three of the six directors on the Kontron Mobile Board of Directors. These three directors are affiliates of Kontron AG and are likely to abstain with respect to any determination as to the position of the Kontron Mobile Board of Directors on this tender offer. See “Introduction.”

Why is Kontron AG not seeking Approval of its Offer from Kontron Mobile’s Independent Directors?

We want to begin to realize the benefits of ownership and improve the capital and management resources of Kontron Mobile as soon as possible. We believe that making a tender offer directly to Kontron Mobile’s shareholders will be significantly faster, and incur significantly less cost to us and to Kontron Mobile, than making a proposal for consideration by Kontron Mobile’s independent directors and negotiating a merger agreement with those directors. We believe that the Kontron Mobile shareholders are capable of evaluating the fairness of the offer. We also note that approximately 72% of the Kontron Mobile Shares owned by shareholders other than Kontron AG would need to be tendered to satisfy the Minimum Condition. We believe that acceptance of the offer by the holders of this very high percentage of Kontron Mobile’s common stock would provide meaningful procedural protection that obviates the need for Kontron Mobile Board approval. Accordingly, we are not seeking to negotiate our offer with Kontron Mobile’s Board of Directors. See “Special Factors — Background of the Offer — Development of the Offer.”

How Long Do I Have to Decide Whether to Tender My Shares in the Initial Offering Period?

You may tender your Shares under the offer until 5:00 p.m., New York City time, on July 14, 2004, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period or provide a subsequent offering period. See Section 1, “The Offer — Terms of the Offer” and Section 3, “The Offer — Procedure for Tendering Shares,” for information about tendering your Shares.

Can the Offer be Extended and How Will I Be Notified if the Offer is Extended?

Yes, we may elect to extend the offer. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date of the offer. The press release would state the approximate number of Shares tendered as of that time and would announce the extended expiration date. See Section 1, “The Offer — Terms of the Offer,” for information about extension of the offer.

Will there be a Subsequent Offering Period?

Following our purchase of all Shares tendered during the offering period, we may elect to provide a subsequent offering period of at least three business days, during which time shareholders whose Shares have not been accepted for payment may tender their Shares and receive the offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. We are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days. See Sections 1 and 4, “The Offer — Terms of the Offer,” and “The Offer — Rights of Withdrawal,” respectively, for more information concerning any subsequent offering period.

How Do I Tender My Shares?

If you hold the certificates for your Shares, you should complete the Letter of Transmittal, enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in “street name” you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the offer, which is 5:00 p.m., New York City time, on July 14, 2004, unless extended. If you cannot comply with these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3, “The Offer — Procedure for Tendering Shares,” for more information on the procedures for tendering your Shares.

Until What Time Can I Withdraw Previously Tendered Shares?

You (or your broker if your Shares are held in “street name”) may withdraw the tender of your Shares at any time before the expiration date of the offer. However, Shares tendered during any subsequent offering period may not be withdrawn for any reason. See Section 4, “The Offer — Rights of Withdrawal,” for more information.

How Do I Withdraw Previously Tendered Shares?

You (or your broker if your Shares are held in “street name”) must notify the Depositary at the address and telephone number listed on the back cover of this document. The notice must include the name of the shareholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see Section 4, “The Offer — Rights of Withdrawal.”

If Kontron AG Consummates the Tender Offer, What are its Plans With Respect to the Shares that are not Tendered in the Offer?

If the tender offer is successful and we own at least 90% of the voting securities of Kontron Mobile, we will cause Kontron Mobile to merge with and into KAC Acquisition and KAC Aquisition to pay the Kontron Mobile shareholders who have not tendered their Shares the same consideration we paid for Shares in the tender offer. After the Merger, Kontron Mobile will be a wholly-owned subsidiary of Kontron AG. Kontron Mobile shareholders who do not tender their Shares in the offer will have a right to dissent and exercise their dissenters’ rights to receive the fair value of their Shares under Minnesota law. If the Minimum Condition is not satisfied, we do not intend to acquire any Kontron Mobile Shares from the public. See Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.”

When Does Kontron AG Expect to Complete the Offer and the Merger?

We hope to complete the offer on July 14, 2004, the initial scheduled expiration date. We may extend the offer, however, if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend the offer by the rules of the SEC. We expect to complete the Merger shortly after completion of the offer. See Section 1, “The Offer — Terms of the Offer” and Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.”

Will I Have the Right to Have the Fair Value of My Kontron Mobile Shares Determined?

If you tender your Kontron Mobile Shares in the offer, you will not be entitled to exercise statutory dissenter’s rights under Minnesota law. If you do not tender your Shares in the offer and the Merger occurs, you will have a statutory right to demand payment of the judicially determined fair value of your Kontron Mobile Shares plus a fair rate of interest, if any, from the date of the Merger. The judicially determined fair value may be more than, less than or the same as the cash consideration we pay in the offer and the Merger. See Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.”

If I Decide Not to Tender, How Will the Offer Affect My Shares?

If you do not tender in the offer and the Merger occurs, you will receive the same consideration as paid in the tender offer, subject to your right to dissent and demand the fair value of your Shares under Minnesota law. If you exercise your dissenter’s rights, you will not receive the Merger consideration unless you waive or effectively lose your dissenter’s rights.

If you do not tender in the Offer and the Merger does not occur, and we purchase Shares in the Offer, our purchase of Shares will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. These events could adversely affect the liquidity and trading price of the remaining Shares held by the public. The Shares may no longer be quoted on the Over the Counter Bulletin Board. Kontron Mobile may no longer be required to make filings with the SEC or comply with the SEC’s rules relating to publicly-held companies. See Section 14, “The Offer — Certain Effects of the Offer,” for complete information about the effect of the offer on your Shares.

What is the Market Value of My Shares as of a Recent Date?

On, June 10, 2004, the reported closing price of the Kontron Mobile Shares on the Over the Counter Bulletin Board was $.45 per share. You should obtain a recent market quotation before deciding whether to tender your Shares. See Section 6, “The Offer — Price Range of Shares; Dividends,” for recent high and low sales prices for the Shares.

Who Can I Talk to if I Have Questions about the Tender Offer?

If you have questions or you need assistance you should contact the Information Agent, Morrow & Co., Inc., at (800) 607-0088. See the back cover page of this offer to purchase for more information.

To the Holders of Common Stock of Kontron Mobile:

INTRODUCTION

KAC ACQUISITION CORP. (“KAC Acquisition”), a wholly-owned subsidiary of KONTRON AG (“Kontron AG”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of KONTRON MOBILE COMPUTING, INC. (“Kontron Mobile”) not currently owned by Kontron AG (the “Shares”), at a purchase price of $0.55 per Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The per Share Offer price represents a 22% premium to the closing price of $0.45 of Kontron Mobile common stock on June 10, 2004, and represents a 53% premium to the closing price of $0.36 on December 2, 2003 the last full trading day before the initial announcement of the Offer.

If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Shareholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. If you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, however, you may be subject to a required backup withholding of U.S. federal income tax at a rate of 30% of the gross proceeds payable to you. We will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary (the “Depositary”) and Morrow & Co., Inc. as Information Agent (the “Information Agent”), incurred in connection with the Offer.

OUR OFFER IS CONDITIONED, AMONG OTHER THINGS, ON THE TENDER OF A SUFFICIENT NUMBER OF SHARES SO THAT, AFTER THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER, WE WOULD OWN AT LEAST 90% OF THE VOTING SECURITIES OF KONTRON MOBILE (THE “MINIMUM CONDITION”)

WE RESERVE THE RIGHT TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE A SMALLER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECTIONS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). WE HAVE NO CURRENT EXPECTATION THAT WE WOULD SEEK TO EXERCISE THIS RIGHT. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, “THE OFFER — TERMS OF THE OFFER,” AND SECTION 11, “THE OFFER — CERTAIN CONDITIONS OF THE OFFER.”

The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring all of the equity of Kontron Mobile. If the Offer is successful and we own at least 90% of the voting securities of Kontron Mobile, Kontron Mobile will merge with KAC Acquisition through a short-form merger (the “Merger”). In the Merger, each outstanding Share that we do not own (other than Shares held by Kontron Mobile shareholders who dissent from the Merger and perfect their dissenter’s rights under the Minnesota Business Corporations Act (the “MBCA”)) will be converted into the right to receive the same consideration that we paid in the Offer, without interest. See Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.” Under the MBCA, if we own at least 90% of the voting securities of Kontron Mobile we can consummate the Merger without a vote of or prior notice to the remaining shareholders or Board of Directors of Kontron Mobile. See Section 9, “The Offer — Merger; Dissenter’s Rights; Rule 13e-3.” As a result of the Offer and the Merger, Kontron Mobile would become a wholly-owned subsidiary of Kontron AG and the Shares would no longer trade publicly.

We have not asked the Kontron Mobile Board of Directors to approve the Offer or the Merger. The Kontron Mobile Board must file with the Securities and Exchange Commission (the “SEC”), and provide to the Kontron Mobile shareholders, a “Solicitation/ Recommendation Statement on Schedule 14D-9” within ten business days from the date of this document. We encourage you to review carefully the Schedule 14D-9 when it becomes available.

As of the date hereof, Kontron AG is the beneficial owner of 13,163,241 shares of Kontron Mobile common stock, including 7,694,492 shares of common stock and 5,468,750 shares of common stock issuable upon conversion of 4,250,000 shares of Series B Participating Preferred Stock and 500,000 shares of Series C Participating Preferred Stock.

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the Offer and the Merger. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect the accuracy of such forward-looking statements include, among other things:

•    general economic, capital market and business conditions;

•    terrorist attacks on the United States or international targets;

•    changes in government regulation;

•    the risks and uncertainties described in Kontron Mobile’s and Kontron AG’s filings with the SEC under the Exchange Act;

•    changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

•    competitive factors in the industries in which Kontron Mobile and Kontron AG operate; and

•    the ability to execute fully our business strategy after taking Kontron Mobile private.

The information contained in this Offer to Purchase concerning Kontron Mobile was obtained from publicly-available sources. We do not take any responsibility for the accuracy of such information.

THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, “THE OFFER — CERTAIN CONDITIONS OF THE OFFER.” THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 14, 2004, UNLESS WE EXTEND IT.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

BACKGROUND OF THE OFFER

KONTRON AG’S INVESTMENT IN KONTRON MOBILE

Kontron AG develops and produces embedded computer systems.

Kontron AG was willing to make the investment in 2000 because it believed that Kontron Mobile had a valuable position and established reputation within its markets – meaning that, if properly developed with capital resources and management skills, could lead to growth, profitability and a favorable return on investment. Further, Kontron AG believed that cooperation between Kontron Mobile and Kontron AG would lead to synergies between the companies in the areas of sales, marketing, manufacturing and product development.

Kontron Mobile has experienced a continued need for new capital to support its business. As part of the efforts to provide this capital, Kontron Mobile issued notes in a private placement in September 1999 and entered into arrangements with Industrial-Works Holding Co. LLC, (“Industrial Works”) in November 1999 which led to the investment by Industrial Works in Kontron Mobile’s Series B Preferred Stock and Series C Preferred Stock in February and March 2000, respectively. Kontron Mobile continued to evaluate alternatives for further investment or for a strategic combination or alliance to expand and develop its product line and its approach to marketing.

In the course of these efforts, Kontron Mobile became aware of Kontron AG and its possible interest when on March 6, 2000, as part of Kontron AG’s strategy for growth in the embedded computer market, Dr. Rudolf Wieczorek, Kontron AG’s Chief Technical Officer, contacted David G. Mell, the President and Chief Executive Officer of Kontron Mobile, to initiate preliminary discussions regarding the merits of a transaction between the two companies.

On March 14, 2000, Mr. Mell and Michael E. Johnson, one of the directors of Kontron Mobile, responded to the Kontron AG inquiry on behalf of Kontron Mobile by contacting Dr. Wieczorek. After initial discussions between Messrs. Mell and Johnson and Dr. Wieczorek, a confidentiality agreement was signed by Kontron AG on March 23, 2000. During the remainder of the month, these discussions continued and included an exchange of broad information about the operations of the respective companies and discussions concerning the trends and outlook for the embedded computer industry and the social and economic aspects of a combination.

On April 4, 2000, the regular meeting of the Kontron Mobile Board was held at which the Board authorized the exploration of strategic alternatives for Kontron Mobile generally and authorized the officers of Kontron Mobile to engage the services of an investment banker.

On April 6, 2000, the officers of Kontron Mobile contacted Goldsmith, Agio, Helms & Lynner, Ltd. (“Goldsmith”) to seek advice regarding strategic alternatives and to explore the potential engagement of Goldsmith.

On April 11, 2000, the Kontron Mobile Board appointed a special committee of outside, independent directors, including James A. Bernards and Marvin W. Goldstein (the “Special Committee”), to conduct negotiations with Kontron AG.

On April 14, 2000, Mr. Mell, Mr. Johnson and Robert D.D. Forbes, another Kontron Mobile director, visited Kontron AG’s senior management in Munich, Germany and held detailed discussions regarding a potential transaction between the two companies. Kontron AG expressed a desire to closely examine the synergistic opportunities of combining the two companies.

On April 18, 2000, Mr. Mell and members of the Kontron Mobile technical team visited Teknor Applicom Inc. (“Teknor”), a subsidiary of Kontron AG, in Montreal.

On April 20, 2000, at a regular meeting of the Kontron Mobile Board, the directors considered the status of the negotiations between Kontron Mobile and Kontron AG and the visit to Teknor by the Kontron Mobile technical team, as well as ongoing discussions with Goldsmith.

On April 24 and 25, 2000, Dr. Wieczorek and Pierre McMaster, President of Teknor, visited Kontron Mobile to review the capabilities of the Kontron Mobile team. Representatives of Teknor, Kontron AG and Kontron Mobile management discussed the potential synergies of the two companies and preliminary discussions began on a definitive combination proposal.

On April 28, 2000, Goldsmith was retained to explore various strategic alternatives for Kontron Mobile, including a potential transaction with Kontron AG. During the months of May and June, and until execution of a definitive purchase agreement (the “Purchase Agreement”), members of Kontron Mobile’s senior management and Kontron Mobile’s outside counsel and financial advisers met with members of Kontron AG’s senior management and Kontron AG’s outside counsel and held detailed discussions regarding the possible terms of a merger or a financing transaction involving the two companies. Members of the Special Committee and senior management of Kontron Mobile kept the entire Kontron Mobile Board advised of their progress in negotiations with Kontron AG. Also during this time, Goldsmith explored other potential opportunities for Kontron Mobile and provided advice to Kontron Mobile senior management with respect to such opportunities as well as with respect to a potential transaction with Kontron AG.

From June 12, 2000 to June 15, 2000, Mr. Johnson met with Kontron AG’s senior management at Kontron AG’s headquarters in Germany to assist in negotiating a potential transaction between the two companies. The Special Committee and the Kontron Mobile Board held several telephonic meetings with Mr. Johnson throughout the period Mr. Johnson was in Germany.

On June 15, 2000, the Special Committee held a meeting to review, with the advice and assistance of Kontron Mobile’s management and financial and legal advisers, a proposed financing transaction. After discussion, and consideration of various materials, including drafts of a letter agreement, the Special Committee authorized the officers of Kontron Mobile to negotiate the final form of letter agreement regarding a loan to Kontron Mobile and an option to acquire a controlling interest in Kontron Mobile.

On June 15, 2000, Kontron AG executed and delivered to Kontron Mobile an agreement in principle (the “Letter Agreement”) regarding a loan to Kontron Mobile and an option to acquire a controlling interest in Kontron Mobile.

On June 20, 2000 Kontron Mobile executed the Letter Agreement.

From June 20, 2000 until execution of the Purchase Agreement, members of Kontron Mobile’s senior management and Kontron Mobile’s outside counsel and financial advisers held discussions with members of Kontron AG’s senior management and Kontron AG’s outside counsel and negotiated the definitive terms of the Purchase Agreement. Also during this period, members of Industrial-Works’ senior management and Industrial-Works’ outside counsel held discussions with members of Kontron AG’s senior management and Kontron AG’s outside counsel and negotiated the terms of a put option (the “Put Option”). Under the terms of the Put Option as consideration for Industrial-Works’ entering the Purchase Agreement, Industrial-Works was provided the option to require Kontron AG to issue it bearer shares of Kontron AG in exchange for shares of Kontron Mobile’s Series B and Series C stock held by Indutrial Works, which was convertible into an aggregate of 3,400,000 shares of Kontron Mobile common stock. [On February 22, 2000, Kontron Mobile had completed a $4.25 million equity investment by Industrial Works. In exchange for a $4.25 million investment, the Company issued 4,250,000 shares of Series B Convertible Participating Preferred Stock (each share of which was initially convertible into one share of Common Stock). Subsequent to February 22, 2000, the conversion rate was adjusted such that the holders had the right to receive a total of 4,427,083 shares of common stock upon conversion of the Series B Convertible Participating Preferred Stock. On March 31, 2000, the Company had issued to Industrial Works, 500,000 shares of the Company’s Series C Convertible Preferred Stock, convertible into 1,041,666 shares of common stock .]

On June 29, 2000 Kontron Mobile, FWRKS Acquisition Corp. (“FWRKS”), a wholly-owned subsidiary of Kontron AG, and Industrial-Works executed the Purchase Agreement, and Kontron AG executed the Put Option.

On July 11, 2000 Kontron Mobile and Kontron AG entered into an Operating Protocol Memorandum pursuant to which Kontron AG agreed to (a) develop and manufacture a couple of Kontron Mobile’s products and (b) market and sell Kontron Mobile’s products in several European markets.

After expiration of the Put Option as of 5:00 pm Central time on August 15, 2000, Hannes Niederhauser, Chief Executive Officer of Kontron AG, Mr. McMaster, Dr. Wieczorek and members of Kontron AG’s senior management met with Mr. Malmberg and Mr. Johnson the evening of August 15, 2000 to negotiate the terms of an amendment to the Purchase Agreement (the “Amendment”). In addition, members of Kontron AG’s senior management and Mr. Johnson met separately to negotiate the terms of an amendment (the “Put Option Amendment”) to the Put Option as originally executed on June 29, 2000.

On August 16, 2000, the Amendment was executed by Kontron Mobile and FWRKS, and the Put Option Amendment was executed by Kontron AG and Industrial-Works.

The amended Purchase Agreement provided, among other things, that Kontron AG would loan Kontron Mobile $2,500,000 for working capital, the loan was represented by a promissory note issued by Kontron Mobile in favor of Kontron AG, was payable monthly with interest at of 11% per annum and was due on September 30, 2000. Pursuant to the amended Purchase Agreement, Kontron Mobile sold Kontron AG 6,000,000 shares of common stock at a price of $5.4 million ($0.90 per share of common stock).

The Purchase Agreement required Kontron AG to provide Kontron Mobile additional loans for working capital up to an aggregate maximum principal amount of $5,000,000, if Kontron AG determined in its reasonable discretion that Kontron Mobile had insufficient cash to pay its obligations in the ordinary course of business. Pursuant to such obligation, on September 28, 2000 Kontron AG entered into a credit line agreement with Kontron Mobile pursuant to which Kontron AG agreed to provide Kontron Mobile up to $2,000,000 for cash operations payable monthly with interest at 11% per annum. The credit line was increased to $5,000,000 on November 9, 2000 - the interest rate remained 11% per annum. The initial term of the credit line expired on December 1, 2000.

On December 4, 2000, FWRKS paid the $5.4 million purchase price called for in the Purchase Agreement and Put Option by canceling a note and forgiving $2.9 million of indebtedness due to Kontron AG under a certain loan agreement dated September 14, 2000, and amended on September 28, 2000 and November 9, 2000, by and between Kontron AG and the Kontron Mobile. Also, pursuant to a settlement agreement, between Industrial Works and Kontron AG, Kontron AG acquired the balance of Industrial Works’ shares. As a result of owning 100% of the outstanding shares of Kontron Mobile’s Series B and Series C Preferred Stock and 6,000,000 shares of Kontron Mobile common stock, Kontron AG became the beneficial owner of 65% of the outstanding shares of Kontron Mobile. Kontron AG’s purchase of the Kontron Mobile common stock and Series B and Series C Participating Preferred Stock was approved by a majority of Kontron Mobile’s shareholders at shareholders meetings on October 18, 2000 and October 27, 2000. The shareholder meetings were duly noticed and called and compiled with all requirements of Minnesota law including, the Minnesota Control Share Acquisition and the Minnesota Business Combination Acts.

On February 6, 2001, Kontron AG agreed to provide funding of Kontron Mobile’s cash needs through December 31, 2001 via the line of credit Kontron AG had established with Kontron Mobile pursuant to its obligations under the Purchase Agreement. On September 1, 2001 the credit line was increased to 8,500,000 Euros (approximately $10,300,000 based on the exchange rate as of March 31, 2004).

On May 17, 2002 Kontron AG and Kontron Mobile amended the credit line effective as of July 1, 2002. This amendment decreased the interest rate from 11% to 10% and extended the due date of the credit line to

July 1, 2011. Due to the improved economic condition of Kontron Mobile and its repayment of $2,000,000 outstanding debt under the credit line, effective as of March 1, 2003, the interest rate on the credit line was further reduced to 8%.

As of March 31, 2004, Kontron Mobile owes $6.9 million under the credit line. Kontron AG has also agreed in writing to provide financial support to Kontron Mobile to meet its cash flow needs and obligations when they come due through December 31, 2004. Interest due under the credit line has not been paid since March 2003 and Kontron Mobile is in arrears in the amount of 531.530 EURO (approximately $669,723 based on the exchange rate as of May 31, 2004) in monthly interest payments.

DEVELOPMENT OF THE OFFER

Since the time of Kontron AG’s acquisition of Kontron Mobile’s common stock, Kontron AG, through the participation of its representatives on Kontron Mobile’s Board of Directors, has gained greater insight into the challenges facing Kontron Mobile. In particular, Kontron Mobile’s need for additional capital and improvements in infrastructure has led Kontron AG to consider this tender offer as further described under “Special Factors — Reasons for and Purpose of the Offer and the Merger; Kontron AG’s Plans for Kontron Mobile.”

On July 22, 2002, Kontron AG offered to purchase from Kontron Mobile, approximately 7,692,307 common shares of Kontron Mobile for $5 million ($0.65 per share). Kontron AG would have paid for the shares by converting $5 million of indebtedness that Kontron Mobile owed to Kontron AG at that time. Kontron AG made the offer because it was interested in converting a portion of Kontron Mobile’s then existing debt into equity. Kontron AG determined the price of $0.65 per share based on the market price of Kontron Mobile’s shares for the month prior to the offer and believed it represented Kontron Mobile’s fair market value at that time.

On August 26, 2002, Kontron Mobile declined Kontron AG’s offer because Kontron Mobile’s directors believed that minority shareholders would potentially disagree with the valuation of Kontron Mobile ($0.65 per share conversion price).

On August 20, 2003, Kontron AG advised the board of directors of Kontron Mobile that because the business and the market valuation of Kontron Mobile had deteriorated in the previous year, it was interested in pursuing a possible bid to acquire all minority owned shares of Kontron Mobile for approximately $0.45 per share. Kontron AG advised the board of directors of Kontron Mobile that its reasons for considering “taking the company private” was to simplify the corporate structure, gain more flexibility and eliminate unnecessary cost.

On September 18, 2003, the board of directors of Kontron AG sent a letter (the “September 18 Letter”) to David Malmberg, Chairman of the Board of Kontron Mobile offering to “acquire all remaining outstanding Kontron Mobile Computing shares at a price of $0.45 per share.” The offer was to expire on October 15, 2003.

On October 3, 2003, William P. Perron, Chairman of a Special Committee of the Board of Kontron Mobile (the “Special Committee”), delivered a letter (the “October 3 Letter”) to the board of directors of Kontron AG, advising Kontron AG as follows:

a) In response to the September 18 Letter, the board of directors of Kontron Mobile had formed the Special Committee, consisting of two independent directors, to: evaluate the proposal of Kontron AG contained in the September 18 Letter, accept or reject the proposal, negotiate an agreement with Kontron AG and deal with such other matters as may arise in connection with the September 18 Letter.

b) On September 29, 2003, the Special Committee discussed the September 18 Letter extensively. During these discussions, the Special Committee resolved that: a) it was not in a position to accept or reject the offer contained in the September 18 Letter; b) due to the complexity of the procedures necessary to evaluate, and respond to the September 18 Letter, the Special Committee would not be in a position to provide a definitive answer to the September 18 Letter by October 15, 2003; c) the Special Committee believed that at least 90 days would be necessary for the negotiation and execution of an agreement, if any, between Kontron AG and Kontron Mobile; d) if an agreement were reached between Kontron AG and Kontron Mobile, certain filings with the United States Securities and Exchange Commission (the “SEC”) would have to be made; e) if Kontron AG remains interested in buying out Kontron Mobile’s minority shareholders, the Special Committee would retain an investment banking firm to obtain a fairness opinion with regard to the September 18 Letter; the Special Committee would not hire an investment banking firm before Kontron AG confirms (i) its continued interest in buying-out the minority shareholders of Kontron Mobile, and (ii) Kontron AG’s willingness to extend the timeline beyond October 15, 2003.

On November 14, 2003, in a confidential letter to William P. Perron (the “November 14 Letter”), Kontron AG made a formal proposal to Kontron Mobile to merge Kontron Mobile with a wholly-owned subsidiary of Kontron AG (the “Merger”). Under the proposed Merger, all common shareholders of Kontron Mobile (other than Kontron AG and its affiliates) would receive, pursuant to a Tender Offer, $0.45 in cash for each common share they own (the “Offer”). Consummation of the Merger would be subject to the: (i) approval of the Special Committee by November 30, 2003 (ii) execution and delivery of a definitive merger agreement (ii) the approval of the requisite majority of the shareholders of Kontron Mobile, or the tender of a number of Kontron Mobile Shares to Kontron AG, that when aggregated with the Kontron Mobile’s shares currently owned by Kontron AG, would represent 90% or more of the voting securities of Kontron Mobile (iii) such other documentation (including regulatory filings) as may be required or appropriate and (iv) receipt of all necessary third party consents, if any (collectively, the “Conditions”). Upon consummation of the Merger, Kontron AG would cause the Shares to be delisted from trading on the Over the Counter Bulletin Board and deregistered under the Securities Exchange Act of 1934, as amended.

On December 2, 2003 after the close of trading, Kontron AG issued a press release announcing that it had proposed to take Kontron Mobile private through a merger, in which each shareholder of Kontron Mobile would receive $0.45 per share. On December 3, 2003 Kontron Mobile issued a press release and filed a report on Form 8-K describing the Offer it received from Kontron AG to acquire all of the Shares of Kontron Mobile’s common stock not currently owned or controlled by Kontron AG. Kontron Mobile also announced that it appointed the Special Committee composed of independent directors to review the offer and that the Special Committee was in the process of identifying an investment bank to evaluate Kontron AG’s offer and assess it in comparison to Kontron Mobile’s value as a going concern. Kontron AG also issued a press release and filed an amended Schedule 13D announcing the Offer and describing the terms.

On December 30, 2003, Burt H. Rowe, Jr., the beneficial owner of 6.7% of Kontron Mobile’s outstanding common stock at the time, filed a Schedule 13D relating to Kontron AG’s Offer. Mr. Rowe stated that he was assessing the adequacy of the offer, intended to request certain information from Kontron Mobile regarding its business operations and financial condition, may seek to obtain information from the Special Committee and may seek to communicate with other Kontron Mobile shareholders. Mr. Rowe further indicated that if he determined that the Offer was not in the best interest of Kontron Mobile’s shareholders that he may seek to oppose the offer and, as appropriate or advisable, may seek other shareholders to join and assist him in opposing the offer. In such event, Mr. Rowe will file appropriate amendments to his Schedule 13D.

On January 8, 2004, the Special Committee announced that it hired Stonehill Group, LLC (“Stonehill”) as its financial adviser.

In January 2004, Mr. Niederhauser and Michael Bochert, a representative of Stonehill, had a telephone conversation during which Mr. Bochert tried to negotiate the Offer price and indicated Stonehill believed that the Offer price of $0.45 per share was too low. Mr. Niederhauser responded that Kontron AG considered $0.45 to be a fair price.

In January 2004 in another telephone conversation with Mr. Niederhauser, Mr. Bochert asked if Kontron AG would be willing to sell its shares at $0.45 per share to an unaffiliated party. Mr. Niederhauser stated that Kontron AG would be willing to sell at $0.45 because $0.45 is a fair price.

On February 5, 2004, Hannes Niederhauser received a letter (the “February 5 Letter”) from Michael Bochert of Stonehill communicating to Mr. Niederhauser, as authorized by the Special Committee, several questions relating to Kontron AG’s willingness to sell its interest in Kontron Mobile for $0.45 per share. The questions focused on (i) the treatment of Kontron Mobile’s preferred stock and the notes payable by Kontron Mobile to Kontron AG, (ii) whether or not all intellectual property, tooling, inventories contracts receivables and other assets required to run Kontron Mobile would be included in the sale and (iii) if there are any other particular terms that would be important for a perspective purchaser.

The February 5 Letter also pointed out that the transaction could take several structures and forms, each of which would require a detailed information statement to be supplied to each shareholder and certain filings with the SEC. The filings would be required to include: (i) the history of discussions between Kontron AG and Kontron Mobile related to the Offer; (ii) the complete terms of the Offer; (iii) the report of the Special Committee and (iv) Stonehill’s opinion as to the fairness of the Offer. The February 5 Letter further provided that in order for the Special Committee to make a recommendation and Stonehill to issue an opinion they would both need to have an understanding of the complete terms of the Offer, including: (i) if the full price per share would be paid at closing; (ii) if a minimum percentage of shareholders would be required to accept the Offer; (iii) if there would be a limit on the number of Shares held by dissenting shareholders; (iv) Kontron AG’s intentions with respect to shareholders that did not accept the Offer on the first round and (v) any contingencies.

In a letter dated February 12, 2004 (the “February 12 Letter”), Mr. Niederhauser responded to the February 5 Letter. The February 12 Letter responded to all of the questions raised in the February 5 Letter. Regarding the questions related to Kontron AG’s willingness to sell its shares it provided:

•	Kontron AG contemplated that all of the preferred stock would be converted into common stock prior to or concurrently with closing.

•	The notes would be paid at closing.

•	All of the intellectual property and tools owned by Kontron Mobile would be included in the sale.

•	All of the assets of Kontron Mobile would be included in the sale.

•	A prospective purchaser would have to understand all elements of Kontron Mobile’s business, including, without limitation, the business relationship between Kontron AG, and its affiliates, on the one hand, and Kontron Mobile, on the other.

Regarding clarification of the terms of the Offer it provided:

•	The full price per share would be paid at closing.

•	Kontron AG will seek the approval of the requisite majority of shareholders of Kontron Mobile, or the tender of a number of Kontron Mobile Shares to Kontron AG, that when aggregated with the shares currently owned by Kontron AG would represent 90% or more of the voting securities of Kontron Mobile.

•	There will be no limit on the number of Shares held by dissenting shareholders.

•	The offer will be contingent upon completion of our due diligence investigation and regulatory compliance.

In late February 2004 in telephone conversation with Mr. Niederhauser, Mr. Bochert acknowledged that Stonehill had been theretofore unsuccessful in finding a third party buyer for Kontron AG’s interest in Kontron Mobile and reiterated that Kontron AG should increase its Offer above $0.45.

On March 9, 2004, Mr. Niederhauser received another letter from Mr. Bochert providing a status report (the “March 9 Letter”). The March 9 Letter informed Kontron AG that Stonehill had contacted a number of companies to determine if any of them would be interested in acquiring a 1/3 interest of Kontron Mobile or all of Kontron Mobile. At the time of the March 9 Letter, not all of the companies contacted had responded but Stonehill had received some positive responses and was analyzing them. In contacting such companies, Stonehill directed potential purchasers to the SEC filings regarding Kontron AG’s Offer, and informed the companies that assuming acceptable terms they believed Kontron AG would be willing to sell its interest in Kontron Mobile. The March 9 Letter reiterated the following terms that Kontron AG had previously communicated to Stonehill, that Kontron AG was willing to sell its shares at $0.45 per share, would want repayment of the debt and would be willing to negotiate a sale of the all rights and tooling to a certain Kontron Mobile product separately. The March 9 Letter also explained that the Special Committee needed to take a position on the fairness to the minority shareholders and the need for a fairness opinion, both of which would be required to move forward with either a sale to a third party or Kontron AG’s Offer. The March 9 Letter concluded with a request for a prompt and serious response.

On or around March 15, 2004, Kontron AG responded to the March 9, 2004 Letter (the “March 15 Letter”). Kontron AG expressed their disappointment that there had been so little progress since it delivered its Offer to the Special Committee on December 2, 2003. Kontron AG indicated that is it was aware that Kontron Mobile had appointed Stonehill as the financial adviser to the Special Committee. Kontron AG requested Stonehill to clarify whether or not they would be providing a fairness opinion and if not why a fairness opinion was not being sought. In response to the Stonehill’s request for a prompt response Kontron AG pointed out that it had responded to the February 5 Letter on February 12, 2004 and provided Stonehill all the information they had requested. Kontron AG then expressed its desire to accelerate the progress of the proposed transaction and advised Stonehill that if there was not a bona-fide offer from a credible purchaser to purchase Kontron AG’s interest in Kontron Mobile by March 31, 2004, Kontron AG would commence negotiations for a definitive merger agreement in accordance with its offer. Kontron AG proposed that it would permit Kontron Mobile to pursue other offers until the merger was closed and that Kontron AG would have a right of first refusal to match a bona-fide offer or sell its interests in Kontron Mobile to the third party offeror.

In a letter dated March 19, 2004, Mr. Perron responded to Mr. Niederhauser (the “March 19 Letter”). In the March 19 Letter, the Special Committee informed Kontron AG that Stonehill had advised the Special Committee that it would take a significant amount of time to negotiate a transaction for the sale of all of the Kontron Mobile shares held by Kontron AG to a third party and, as is always the case with an acquisition, the ultimate outcome of such a transaction is uncertain. Based on that information, and after careful consideration of the Offer, the Special Committee decided to remain neutral rather than make any recommendation to Kontron Mobile’s shareholders regarding the Offer. The Special Committee encouraged Kontron AG to approach the shareholders of Kontron Mobile separately with an Offer above $0.45 per share.

On March 31, 2004, Mr. Niederhauser sent a letter in response to the March 19 Letter (the “March 31 Letter”). The March 31 Letter stated that Kontron AG intended to move forward with the Offer. Kontron AG requested that the Special Committee provide their rationale for their statement that Kontron AG should “approach the shareholders directly with a tender offer . . . above $0.45 per share.” Further, Kontron AG requested that the Special Committee inform them of any recent developments or changes in circumstances that the Special Committee believed Kontron AG should consider in making the Offer.

Also on March 31, 2004, both Mr. Niederhauser and Kontron AG’s outside legal counsel, Solomon Ward Seidenwurm & Smith, LLP (“Solomon Ward”), had separate telephone conferences with the Special Committee and outside legal counsel to the Special Committee, Barbara Müller, Esq. of Fredrikson Byron, PA (“Fredrikson Byron”). The conferences were in response to the March 31 Letter and the subject of both conferences was the same. The Special Committee communicated that they were not aware of anything that Kontron AG was not aware of with respect to the affairs and conditions of Kontron Mobile. The Special Committee explained that they believed the Offer price should be greater than $0.45 because they felt the Offer would fail at $0.45 for the following reasons: (1) the offer had been public knowledge for three months and during that time period Kontron Mobile’s stock price had consistently been at or above $0.45, therefore, those interested in selling at $0.45 had already done so; (2) approximately a year ago Kontron AG had offered $0.65 per share and Kontron Mobile’s position had not changed measurably over the past year; and (3) it is public knowledge that the two founders were paid more than $1.00 per share when they were bought out. The Special Committee also stated that they had decided to remain neutral because they did not want to be an impediment to Kontron AG and its decision regarding the Offer. The Special Committee indicated that Stonehill had given them a verbal range of what they considered to be a fair price but that the Special Committee had decided not to pay the additional fees required to receive a written opinion. Mr. Niederhauser asked if $0.45 was within Stonehill’s range and the Special Committee declined to respond.

In May 2004, Kontron AG determined to make the Offer directly to the shareholders of Kontron Mobile without approaching the management or the Board of Directors of Kontron Mobile in order to avoid the costs to both Kontron AG and Kontron Mobile that would arise in connection with responding, on a substantive and procedural basis, to a proposal from Kontron AG to acquire all of the outstanding Shares of Kontron Mobile.

On June 11, 2004, KAC Acquisition’s Board of Directors authorized the Offer and the Merger and authorized KAC Acquisition’s management take all other necessary actions in order to consummate the Offer and the Merger.

After the close of business on June 14, 2004, Kontron AG issued a press release announcing its intention to commence the tender offer on or soon after June 15, 2004.

REASONS FOR AND PURPOSE OF THE OFFER AND

THE MERGER; KONTRON AG’S PLANS FOR KONTRON MOBILE

We have determined that maintaining a less than 100% interest in Kontron Mobile is not a desirable long-term strategy. Through our representatives’ participation on the Board of Directors of Kontron Mobile, we have come to understand that Kontron Mobile requires substantial additional funding in order to increase sales and achieve profitability in the future. Kontron Mobile’s current accounts payable are $1.8 Million, and Kontron Mobile is indebted to Kontron AG in the amount of approximately $6.9 Million. We do not believe that Kontron Mobile on its own could, in the foreseeable future, repay its debt or come current on the interest arrearages. Moreover, we believe that it would not be prudent to advance further funds to Kontron Mobile, or to guarantee additional debt financing as a shareholder because we would derive only a portion of the benefits contributed.

We feel that the costs and additional burdens on Kontron Mobile’s management associated with public reporting and other procedural and compliance requirements resulting from Kontron Mobile’s status as a public company, including, for example, the dedication of management’s time and resources to shareholder and analyst inquiries and investor and public relations, are a strain on Kontron Mobile’s management resources and shareholder return. Making Kontron Mobile a wholly-owned subsidiary of Kontron AG will reduce these complications and costs and provide Kontron Mobile’s management the flexibility to focus on long-term business goals, operations and a return to profitability, as opposed to quarterly earnings. Further, given the public capital market trends affecting small-cap companies, including institutional investor’s perceived lack of interest in companies with limited public float, Kontron Mobile is not deriving benefits from its status as a public company.

Upon the successful completion of the Offer and the Merger, we would be willing to make further contributions of capital and management expertise in order to effect changes and improvements that we believe are necessary for Kontron Mobile to increase sales and achieve enhanced profitability. For a complete description of the changes and improvements we foresee making, See “Special Factors — Kontron AG Ownership and Operating Relationships with Kontron Mobile.”

The purpose of the offer is for KAC Acquisition to acquire for cash as many outstanding Shares as possible. The Offer is a first step in acquiring all equity interests in Kontron Mobile not owned by Kontron AG and its subsidiaries. The Merger is intended to eliminate any remaining minority interest.

If the Offer is successful and we obtain at least 90% of the voting securities of Kontron Mobile, the Merger will be effected. As a result of the Offer and the Merger, Kontron Mobile would become a wholly-owned subsidiary of Kontron AG and the Shares would no longer trade publicly.

If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Kontron AG and its subsidiaries of the voting securities of Kontron Mobile should fall below 90% due to the exercise of outstanding options to acquire shares or for any other reason, KAC Acquisition may decide to acquire additional Shares in the open market or in privately-negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately-negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

Following completion of the Offer and the Merger, we will cause the Shares to be delisted from the Over the Counter Bulletin Board and Kontron Mobile will be a privately-held corporation. Accordingly, current shareholders who are not affiliated with us will not have the opportunity to participate in the earnings and growth of Kontron Mobile and will not have any right to vote on corporate matters. Similarly, after completion of the Merger, former shareholders will not face the risk of losses resulting from Kontron Mobile’s operations or from any decline in the value of Kontron Mobile.

Except as otherwise described in this Offer to Purchase, Kontron AG has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Kontron Mobile; (ii) any purchase, sale or transfer of a material amount of assets of Kontron Mobile; (iii) any material change in Kontron Mobile’s present dividend rate or policy; (iv) any change in the management of Kontron Mobile (other than Kontron AG’s intention to appoint a board of directors comprised solely of members of Kontron Mobile’s and Kontron AG’s management after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in Kontron Mobile’s corporate structure or business. We expressly reserve the right to change our business plans with respect to Kontron Mobile based on future developments.

KAC ACQUISITION’S AND KONTRON AG’S POSITION REGARDING

THE FAIRNESS OF THE OFFER AND THE MERGER

We believe the Offer and the Merger are both financially and procedurally fair to Kontron Mobile’s shareholders who are not affiliated with KAC Acquisition or Kontron AG. We base our belief that the Offer is financially fair on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer and the Merger:

-	The $0.55 per share cash consideration payable in the Offer represents an approximate 22% premium to the closing price of $0.45 on June 10, 2004, and represents an approximate 53% premium to the closing price of $0.36 on December 2, 2003 the last trading day prior to the initial public announcement of the Offer.

-	The Offer is conditioned on the tender of a sufficient number of Shares so that, after the Shares are purchased pursuant to the Offer we would own at least 90% of the voting securities of Kontron Mobile — the Minimum Condition. Satisfaction of this condition will require that at least approximately 72% of the Shares not owned by us are tendered. The Minimum Condition is designed to provide meaningful procedural protection for Kontron Mobile shareholders.

-	The Offer and the Merger provide the Kontron Mobile shareholders substantially greater opportunity to sell their holdings in Kontron Mobile at a premium that has not been available in the public market, where historically low volumes of trading have greatly limited liquidity.

-	Kontron AG’s ownership of approximately 65% of the currently outstanding voting securities may have limited the alternatives available to Kontron Mobile.

-	We believe that the Kontron Mobile shareholders are capable of evaluating the Offer.

-	Kontron Mobile shareholders, who elect not to tender their Shares in the Offer, will receive the same consideration in the Merger that we pay in the Offer, subject to their right to dissent from the Merger and demand judicial determination of the fair value of their Shares under the MBCA. This provision is designed to eliminate any concern on the part of Kontron Mobile shareholders that they should tender into the Offer or risk being treated less fairly.

-	The fact that in response to an inquiry from the Special Committee, Kontron AG offered to sell all of its shares of Kontron Mobile stock at $0.45 per share to a third party and neither the Special Committee nor Stonehill could find a transaction that was suitable.

-	The continued deterioration of Kontron Mobile’s business, evidenced by: the fact that Kontron Mobile’s net losses for the first quarter of 2004 of ($649,555) were more than twice the net losses for the first quarter of 2003 of ($301,003), the fact that Kontron Mobile’s sales of $11,979,760 for fiscal year 2003 were a decline from sales of $12,225,137 and $17,306,146 for fiscal years 2002 and 2001, respectively, and the fact that Kontron Mobile’s gross profits of $5,103,452 for fiscal year 2003 were a decline from gross profits of $5,530,378 and $7,819,269 for fiscal years 2002 and 2001, respectively.

-	We made our initial Offer at $0.45 per share, based in part on the fact that for the month prior to the Offer Kontron Mobile’s stock was trading between $0.32 and $0.38 per share. After the Offer was announced, the stock price increased to a high of $0.65 per share in January 2004. For the two months immediately prior to the June 15, 2004, the date of the commencement of the Offer, the stock has been consistently trading in the range of $0.39 to $0.45 per share. Therefore, we increased the Offer price to $0.55 to ensure that the Offer price represents a significant premium over the market price of Kontron Mobile’s shares.

We base our belief that the Offer is procedurally fair on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer and the Merger:

-	Each Kontron Mobile shareholder can individually determine whether to tender Shares pursuant to the Offer.

-	The Offer provides Kontron Mobile shareholders the opportunity to sell their Shares without incurring brokerage and other costs typically associated with market sales.

-	Kontron Mobile shareholders who believe that the terms of the Offer and the Merger are not fair can pursue dissenters’ rights under Minnesota law.

We believe that each of the foregoing observations is relevant to all Kontron Mobile shareholders who are not affiliated with us.

We determined that the following factor was not a relevant indicator of the value of the Shares:

-	liquidation value, which we do not believe to be relevant because substantial value results from continuing Kontron Mobile as a going concern and liquidation would destroy that value.

The foregoing discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the Offer and the Merger, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching our determination and recommendation.

KONTRON MOBILE FINANCIAL PROJECTIONS

Projections prepared by Kontron Mobile. We understand that Kontron Mobile does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, as part of Kontron Mobile’s ongoing financial planning process, Kontron Mobile prepares financial projections, which are not publicly available, of Kontron Mobile’s results of operations which are provided to the Board of Directors of Kontron Mobile, in the ordinary course of business every other month. Three of the six directors of Kontron Mobile are Kontron AG representatives. In their capacities as directors of Kontron Mobile, these three individuals received Kontron Mobile’s projections.

The following is a summary of the financial projections for the fiscal year ending December 31, 2004 provided by Kontron Mobile to Kontron AG. The financial projections are presented on a quarterly basis and include the first quarter projections compared to actual first quarter results as reported in Kontron Mobile’s 10-Q for the period ended March 31, 2004.

First Quarter – 2004

	Actual	Projected	Variance	% Variance vs. Projected
Revenues	$2,146,215	$3,322,395	$(1,176,180)	(35)
Cost of Sales	1,356,631	1,900,457	(543,826)
Gross Profits	789,584	1,421,938	(632,354)	(44)
Expenses	1,439,138	1,373,358	65,780
Net Income (Loss)	(649,554)	48,580	(698,134)	(1437)%

Fiscal Year – 2004
	Q2 Projections	Q3 Projections	Q4 Projections	Fiscal Year 2004 Projections
Revenues	$3,386,544	$3,131,929	$3,563,406	$13,404,274
Cost of Sales	2,040,181	1,935,068	2,103,993	7,979,699
Gross Profits	1,346,363	1,196,861	1,459,413	5,424,575
Expenses	1,290,314	1,123,318	1,152,619	4,959,609
Net Income (Loss)	56,049	73,543	306,794	464,966

Cautionary Statement Concerning Kontron Mobile Projections.    Kontron Mobile’s projections have been included in the Offer to Purchase for the limited purpose of giving shareholders access to financial projections that were prepared by Kontron Mobile management and obtained by the three Kontron AG representatives on the Kontron Mobile Board of Directors in their capacities as directors of Kontron Mobile. Such information was prepared by Kontron Mobile management for internal use and not with a view to publication.

Kontron Mobile’s Projections were based on assumptions concerning Kontron Mobile’s capital expenditures, business prospects and other revenue and operating assumptions. These assumptions were not disclosed in writing, but were reported orally by Kontron Mobile management in their presentation to the Kontron Mobile Board of Directors. Kontron AG believes these projections generally are aggressive and are unlikely to be achieved. Kontron Mobile projected its aggregate sales for the first quarter of 2004 to be $3.3 million. Kontron Mobile’s actual sales for the first quarter were approximately $2.1 million, more than 35% below its projections. Should the trend established in the first quarter continue for the balance of the 2004 fiscal year, Kontron Mobile will incur a significant loss for the entire year. Accordingly, Kontron AG has given the projections little weight in its determination of the Offer.

Projected information of this type is considered a forward looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in Kontron Mobile’s filings with the SEC under the Exchange Act. These uncertainties and contingencies are difficult to predict and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, Kontron Mobile’s projections were not prepared by KAC Acquisition or Kontron AG and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither KAC Acquisition, Kontron AG, nor Kontron Mobile’s independent accountants were involved in the development or have audited, examined, compiled, reviewed or applied any agreed upon procedures to this information and, accordingly, are not associated with and assume no responsibility for the accuracy of this information. We make no representation as to the accuracy or validity of the foregoing projections.

TREATMENT OF KONTRON MOBILE OPTIONS AND WARRANTS

If the Offer is successful, at the time of the Offer all of the options outstanding under the 1994 Long-Term Incentive and Stock Option Plan (“1994 Plan”) will accelerate and become immediately exercisable in full. From the time of the Merger until their respective expiration dates, all outstanding options and warrants will be exercisable for a number of shares of the subsidiary of Kontron AG that is the surviving corporation of the Merger that is proportionate to the number of shares of Kontron Mobile to which they were entitled upon such exercise prior to the Merger. The subsidiary that is the surviving corporation of the Merger will be 100% owned by Kontron AG and there will not be any public market for its shares. The holder of any option or warrant that exercises such option or warrant prior to the completion of the Offer will receive $0.55 per share for each share tendered in the Offer.

CERTAIN ADDITIONAL KONTRON MOBILE INFORMATION

Kontron Mobile is required by the federal securities laws to provide Kontron Mobile shareholders with a “Solicitation/Recommendation Statement on Schedule 14D-9” within ten business days from the date hereof. This Schedule 14D-9 will contain important information and may include certain material non-public information that Kontron Mobile believes is necessary for shareholders to make a decision with respect to the Offer. We urge all Kontron Mobile shareholders to carefully review this document when it becomes available.

KONTRON AG OWNERSHIP AND OPERATING

RELATIONSHIPS WITH KONTRON MOBILE

Kontron Mobile and certain of its directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Kontron AG and certain of its affiliates, directors and executive officers. Information regarding these transactions is set forth on Schedule A and in notes to the consolidated financial statements included in Kontron Mobile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 30, 2004. The description provided in this Offer for Purchase regarding these transactions is qualified by reference to Kontron Mobile’s Form 10-K. See Section 7, “The Offer — Certain Information Concerning Kontron Mobile — Available Information.”

CERTAIN RELATED PARTY TRANSACTIONS

Joint Development and Sales Agreement

On April 1, 2001 Kontron AG and Kontron Mobile entered into a Joint Development and Sales Agreement (“Development and Sales Agreement”), which defined the marketing, development, sales, manufacturing and services/support relationship between the parties. The Development and Sales Agreement is effective from the date of execution until terminated by either party. Pursuant to the Development and Sales Agreement, Kontron AG and Kontron Mobile agree: (1) to cooperate in the development of certain products, including Kontron AG funding a development team in Taiwan; (2) to work together to identify and extend manufacturing capability for certain products; (3) that Kontron Mobile shall have exclusive rights to market and sell certain products in North America and Kontron AG shall have exclusive rights to market and sell certain products in Europe and (4) that Kontron Mobile is responsible for providing services and support for all of the certain products sold in North America and Kontron AG is responsible for providing services and support for all of the certain products sold in Europe.

Related Party Sales

Kontron Mobile sells certain products to Kontron AG and entities affiliated with Kontron AG for further resale outside North America. These sales were approximately $0.9 million in 2003, $1.1 million in 2002, and $1.3 million in 2001. Kontron Mobile also buys products from Kontron AG and its affiliated entities for further resale within North America. These purchases were approximately $4.2 million in 2003, $2.0 million in 2002, and $0.8 million in 2001. Kontron Mobile and Kontron AG and its affiliates are operating under agreements regarding the sales and purchases from each other.

Credit Line

Kontron AG has a credit line agreement with Kontron Mobile to provide up to 8.5 million Euros for operations ($10.3 million based on March 31, 2004 exchange rate). Borrowings under this agreement bear interest at 8% per annum (interest only is payable monthly). The maturity date of the note is July 1, 2011. Outstanding borrowings under this line of credit were approximately $6.9 million at March 31, 2004, $7.1 million at December 31, 2003 and approximately $7.5 million at December 31, 2002. On February 27, 2003, Kontron Mobile repaid $2.0 million to Kontron AG. No interest payments have been made under the loan since March 2003 and Kontron Mobile is in arrears in the amount of 531.530 EURO ($669,723 based on the May 31, 2004 exchange rate) in monthly interest payments.

CONDUCT OF KONTRON MOBILE’S

BUSINESS IF THE OFFER IS NOT COMPLETED

If the Offer is not completed because the Minimum Condition or any other condition is not satisfied or waived, Kontron AG and KAC Acquisition expect that Kontron Mobile’s current management will continue to operate the business of Kontron Mobile substantially as currently operated. Kontron AG reserves the right to pursue any rights respecting its relationship with Kontron Mobile, including any and all rights related to Kontron Mobile’s arrearages under the credit line. Kontron AG will re-evaluate the role of Kontron Mobile within the overall strategy being pursued by Kontron AG. In particular, Kontron AG may consider:

•    disposing of its interest in Kontron Mobile either in the public market or in private transactions;

•    engaging in open market or privately-negotiated purchases of Shares to increase its ownership of the Shares to at least 90% of the voting securities of Kontron Mobile and then effecting a short-form merger;

•    proposing that KAC Acquisition and Kontron Mobile enter into a merger agreement, which would require the approval of the Kontron Mobile Board (which probably would refer the matter to a committee of independent directors) and approval by a majority of holders of the Shares);

•    exercise its rights related to Kontron Mobile’s arrearages under the credit line; or

•    maintaining its public majority interest in Kontron Mobile.

If Kontron AG and KAC Acquisition were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Kontron Mobile to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public shareholders of Kontron Mobile that are more or less than or the same as the Offer price.

THE OFFER

1.	TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, “The Offer — Certain Conditions of the Offer,” and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”)), KAC Acquisition will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, “The Offer — Rights of Withdrawal.” The term “Expiration Date” means 5:00 p.m., New York City time, on July 14, 2004, unless KAC Acquisition shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by KAC Acquisition, shall expire. The period until 5:00 p.m., New York City time, on July 14, 2004, as such period may be extended is referred to as the “Offering Period.”

Subject to the applicable rules and regulations of the SEC, KAC Acquisition expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder’s Shares. See Section 4, “The Offer — Rights of Withdrawal.”

Subject to the applicable regulations of the SEC, KAC Acquisition also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date:

•    to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, “The Offer — Certain Conditions of the Offer;” and

•    to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, “The Offer — Certain Conditions of the Offer;”

In each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If KAC Acquisition accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). KAC Acquisition confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. Any such announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which requires that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which KAC Acquisition may choose to make any public announcement, KAC Acquisition shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If, during the Offering Period, KAC Acquisition, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer.

If, at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. KAC Acquisition confirms that if it makes a material change in the terms of the Offer or the information concerning the offer, or if it waives a material condition of the Offer, KAC Acquisition will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

KAC Acquisition may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which shareholders may tender Shares not tendered during the Offering Period. If KAC Acquisition decides to provide for a Subsequent Offering Period, KAC Acquisition will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If KAC Acquisition elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights. See Section 9, “The Offer — Rights of Withdrawal.”

Kontron AG has exercised its right as a shareholder of Kontron Mobile to request Kontron Mobile’s shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. Kontron AG expects Kontron Mobile to provide KAC Acquisition with Kontron Mobile’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Kontron AG also may request from the Information Agent Kontron Mobile’s shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the Offer Conditions (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), KAC Acquisition will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, KAC Acquisition expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, “The

Offer — Certain Conditions of the Offer.” In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•    certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”));

•    a properly completed and duly executed Letter of Transmittal, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal; and

•    any other required documents.

For purposes of the Offer, KAC Acquisition will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when KAC Acquisition gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from KAC Acquisition and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, “The Offer — Procedure for Tendering Shares,” such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

KAC Acquisition reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve KAC Acquisition of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	PROCEDURE FOR TENDERING SHARES

Valid Tender.    To tender Shares pursuant to the Offer, one of the following must be completed:

•    a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

•    the Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent’s Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal) prior to the Expiration Date; or

•    the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

The term “Agent’s Message” means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that KAC Acquisition may enforce such agreement against the participant.

Book-Entry Delivery.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution (See Instructions 1 and 5 of the Letter of Transmittal). If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by KAC Acquisition, proper evidence satisfactory to KAC Acquisition of their authority to so act must be submitted (See Instructions 1 and 5 of the Letter of Transmittal).

Guaranteed Delivery.    A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for Book-Entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

•    such tender is made by or through an Eligible Institution;

•    a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by KAC Acquisition, is received by the Depositary, as provided below, prior to the Expiration Date; and

•    the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary’s account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Tender Constitutes an Agreement.    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and KAC Acquisition upon the terms and subject to the conditions of the Offer.

Appointment of Proxies.    By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of KAC Acquisition as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by KAC Acquisition (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, KAC Acquisition deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). KAC Acquisition’s designees will be empowered, with respect to the Shares for which the appointment is effective, to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of Kontron Mobile, by written consent in lieu of any such meeting or otherwise. KAC Acquisition reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon KAC Acquisition’s payment for such Shares, KAC Acquisition must be able to exercise full voting rights with respect to such Shares.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by KAC Acquisition in its sole discretion, which determination will be final and binding. KAC Acquisition reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of KAC Acquisition’s counsel, be unlawful. KAC Acquisition also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of KAC Acquisition. None of KAC Acquisition, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. KAC Acquisition’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Backup Withholding.    In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with his correct social security or other taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that he is not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty and payment of cash to you pursuant to the Offer may be subject to backup withholding of U.S. federal income tax at a rate of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All shareholders who are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to KAC Acquisition and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction B to the Letter of Transmittal.

4.	RIGHTS OF WITHDRAWAL

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by KAC Acquisition pursuant to the Offer, also may be withdrawn at any time after July 14, 2004. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, “The Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn also must be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by KAC Acquisition, in its sole discretion, which determination shall be final and binding. None of KAC Acquisition, Kontron AG, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by following one of the procedures described in Section 3, “The Offer — Procedure for Tendering Shares,” at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

If KAC Acquisition extends the Offer, is delayed in its acceptance of Shares for payment, or is unable to accept Shares for payment pursuant to the Offer, for any reason, then, without prejudice to KAC Acquisition’s rights under this Offer, the Depositary, on behalf of KAC Acquisition, nevertheless may retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time. The following statements and conclusions, therefore, could be altered or modified. As set forth below, shareholders are urged to consult their own financial and/or tax advisers.

The discussion does not consider holders of Shares:

•    in whose hands Shares are not capital assets,

•    who hold Shares as part of a hedge, “straddle,” constructive sale or conversion or other risk reduction arrangement,

•    who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation or who hold restricted Shares received as compensation or

•    who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons).

Furthermore, the discussion does not consider the tax treatment of holders who exercise dissenter’s rights in the Merger, nor does it cover any aspect of state, local or foreign taxation or estate and gift taxation.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of Kontron Mobile. Because individual circumstances may differ, each holder of Shares should consult his own tax advisor to determine the applicability of the rules discussed below to him and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the shareholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” of U.S. federal income tax at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish his TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign shareholders if such foreign shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult his own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.	PRICE RANGE OF SHARES; DIVIDENDS

The Shares are listed and principally traded on the Over the Counter Bulletin Board under the symbol “KMBC.OB”. The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Over the Counter Bulletin Board based upon public sources:

Calendar Year	High	Low
2002:
First Quarter	$0.83	$0.54
Second Quarter	$0.55	$0.36
Third Quarter	$0.55	$0.36
Fourth Quarter	$0.43	$0.27

2003:
First Quarter	$0.40	$0.30
Second Quarter	$0.55	$0.36
Third Quarter	$0.42	$0.29
Fourth Quarter	$0.65	$0.31

2004:
First Quarter	$0.65	$0.40
Second Quarter through June 10, 2004	$0.55	$0.36

On June 10, 2004, the reported closing price of the Shares on the Over the Counter Bulletin Board was $0.45 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

To date, Kontron Mobile has not declared or paid cash dividends on the Shares. According to Kontron Mobile’s most recent Form 10-Q, filed with the SEC on May 17, 2004, it is highly unlikely Kontron Mobile will pay dividends on the Shares in the near future.

7.	CERTAIN INFORMATION CONCERNING KONTRON MOBILE

Except for information contained in “Special Factors — Certain Additional Kontron Mobile Information,” “Special Factors – Kontron AG Ownership and Operating Relationships with Kontron Mobile,” “Special Factors — Certain Related Party Transactions” and “Special Factors — Kontron Mobile Financial Projections,” the information concerning Kontron Mobile contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Kontron AG, KAC Acquisition and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Kontron AG, KAC Acquisition and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Kontron Mobile to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Kontron AG, KAC Acquisition or the Information Agent.

General.    Kontron Mobile is a Minnesota corporation with its principal corporate offices located at 7631 Anagram Drive, Eden Prairie, Minnesota 55344. Its telephone number is (952) 974-7000. Kontron Mobile has described its business as follows:

Kontron Mobile was incorporated in Minnesota in 1992 under its former name of FieldWorks, Incorporated and is dedicated to the development and sale of rugged portable computing solutions. Kontron Mobile is part of the worldwide group of Kontron companies, owned or principally owned by Kontron AG. Over the past several years, Kontron Mobile has evolved its strategy to focus on designing and providing industry-specific field technology solutions to end users and original equipment manufacturers (“OEMs”). Kontron Mobile believes that this focus represents the strongest opportunity for growth and differentiation.

Kontron Mobile has a history of designing and delivering hardware platforms and technologies for extreme environments and will continue to capitalize on its strong product reputation. Kontron Mobile’s focus will be on markets that require rugged computers and rugged computing technologies for harsh environment applications.

Kontron Mobile computer platforms are designed for demanding field environments, meeting military test standards for shock, vibration, moisture and temperature extremes. Features include outdoor-readable high-resolution color displays, sealed pointing devices and integrated technology protected for use in extended temperatures and isolated for shock and vibration. Kontron Mobile also offers a high level of expandability and upgradability within each product platform. Expansion paths include desktop ISA/PCI computer card expansion slots, PC card slots, serial ports, universal serial bus and custom modules. As a result, all platforms are flexible “electronic toolboxes” that integrate the user’s application-specific tools and technologies into one custom, rugged mobile solution. Upgrade paths include central processing units (CPU), random access memory (RAM), hard drive capacities, display and peripheral technologies, such as wireless communication. Such upgradability contributes to a longer useful life which reduces the total cost of ownership for the end-customer. Longer product life sets Kontron Mobile’s products and solutions higher on the value scale with customers as their initial investment is in many ways “protected” by technology enhancements or improvements over a period of time.

Intent to Tender; Recommendation; Kontron Mobile Opinion.    As of the date hereof:

•    KAC Acquisition and Kontron AG do not know whether or not any executive officer, director or affiliate of Kontron Mobile, who are not affiliates of Kontron AG intends to tender Shares in the Offer. The nominees of Kontron AG who are members of the Board of Directors of Kontron Mobile, intend to tender their 100,000 Shares in the Offer;

•    none of Kontron Mobile, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer; and

•    Kontron Mobile has not made public any appraisal, report or opinion on the fairness of this transaction.

Available Information.    Kontron Mobile is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Kontron Mobile’s directors and officers, their remuneration, stock options granted to them, the principal holders of Kontron Mobile’s securities, any material interests of such persons in transactions with Kontron Mobile and other matters is required to be disclosed in public filings available to Kontron Mobile’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial data for Kontron Mobile as of and for the three months ended March 31, 2004 and March 31, 2003 and as of and for each of the years ended December 31, 2003 and December 31, 2002.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Kontron Mobile’s Annual Report on Form 10-K for the year ended December 31, 2003 and the unaudited consolidated interim financial information contained in Kontron Mobile’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and March 31, 2003, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by Kontron Mobile with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See “Available Information.”

	Three Months Ended		For the Years Ended
	3/31/2004	3/31/2003	12/31/2003	12/31/2002	12/31/2001
	(in US Dollars)
Income Statement Data:
Net Sales	2,146,215	2,126,710	11,979,760	12,225,137	17,306,146
Cost of Sales	1,419,631	1,202,676	6,876,308	6,694,759	9,486,877
Selling, General and Administrative Expenses	1,135,210	1,013,068	4,254,628	4,520,660	5,692,266
Net Earnings (loss)	(694,555)	(301,003)	177,246	148,722	940,354
Balance Sheet Data:
Current Assets	5,129,562	3,755,673	6,171,104	6,195,994	6,552,024
Total Assets	5,210,654	3,945,463	6,270,163	6,416,198	6,916,155
Current Liabilities	2,429,768	1,818,826	2,698,939	2,823,217	10,933,967
Total Liabilities	9,552,053	8,115,556	9,962,007	10,285,288	10,933,967
Total Shareholders’ Equity	(4,341,399)	(4,170,093)	(3,691,844)	(3,869,090)	(4,017,812)
Other Data:
Cash Dividends Declared Per Common Share	0	0	0	0	0
Basic Weighted Average of Common Stock Outstanding	14,952,926	14,952,926	14,952,926	14,952,926	14,945,293

Kontron Mobile historically has not reported a ratio of earnings to fixed charges or book value per Share.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per Share data for Kontron Mobile. Basic and diluted earnings per common share are presented for the three months ended March 31, 2004 and March 31, 2003 and for each of the years ended December 31, 2003, December 31, 2002 and December 31, 2001.

	Three Months Ended		For the Years Ended
	3/31/2004	3/31/2003	12/31/2003	12/31/2002	12/31/2001
	(in US Dollars)
Basic and diluted net income (loss) per share	(0.04)	(.02)	0.01	0.01	0.06

8.	CERTAIN INFORMATION CONCERNING KONTRON AG, AND KAC ACQUISITION

General.    KAC Acquisition is a Minnesota corporation that currently does not own any Shares. KAC Acquisition is a wholly-owned subsidiary of Kontron AG, formed to purchase the Shares in the Offer. The principal executive offices of KAC Acquisition are located at Kontron AG, Oskar-von-Millar Strasse-1, D-85386 Eching, Germany. Its telephone number is +49 (0) 8165-770.

Kontron AG, the parent company of KAC Acquisition, is incorporated under the laws of Germany and has its principal executive offices at Oskar-von-Millar Strasse-1, D-85386 Eching, Germany. It’s telephone number is +49 (0) 08165-770. Kontron AG owns 13,163,241 Shares of Kontron Mobile (7,694,477 common shares, 4,250,000 Series B Participating, Convertible Preferred Shares convertible into 4,427,083 common shares and 500,000 Series C Participating Convertible Preferred Shares convertible into 1,041,666 common shares), as shown in Schedule B to this Offer.

As the parent company of the Kontron Group, Kontron AG performs a central holding function. It was created from the merger of Kontron Embedded Computers AG in Eching and JUMPtec Industrielle Computertechnik AG in Deggendorf. Kontron operates worldwide as a manufacturer of Embedded Computer Technology (ECT). Embedded Computers are intelligent electronic brains that act independently in order to control technical systems and applications. Their uses are widespread, stretching from vehicles, automation technology and robotics, military engineering, data communications, telecommunications and medical engineering to lotteries and consumer applications.

The Kontron AG Group is made of the wholly-owned subsidiaries Kontron Embedded Computers GmbH (formerly: Kontron Elektronik GmbH), Eching, Kontron Embedded Modules GmbH, Deggendorf, Kontron Modular Computers GmbH (formerly: PEP Modular Computers GmbH), Kaufbeuren, Kontron Canada Inc. (formerly: Teknor Applicom Inc. and Kontron Communication Inc.), Montreal, Kontron Hayward (formerly: ADASTRA Systems Corporation), Hayward and Kontron Americas Inc. (formerly: ICS Advent Inc.), San Diego. The Group also has holdings in Kontron Mobile Computing Inc., with a stake of approximately 65%, Taiwan Mycomp Co. Ltd., Taiwan (“Taiwan Mycomp”) with a 55% stake of Kontron Asia Inc., formerly ISPro Inc. (“Kontron Asia”), Taiwan, with a stake of approximately 50.5%. Effective April 1, 2004, Taiwain Mycomp and Kontron Asia were merged into one entity, Kontron Embedded Technology, Inc. (“KET”).

None of KAC Acquisition or Kontron AG have made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or other services at their expense. For discussion of dissenter’s rights, see Section 9, “The Offer — Merger; Dissenter’s rights; Rule 13e-3.”

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years, of each of the directors and executive officers of Kontron AG and KAC Acquisition are set forth in Schedule A to this Offer to Purchase.

Except as set forth under “Special Factors” or on Schedule 3 hereto, neither KAC Acquisition or Kontron AG, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of KAC Acquisition or Kontron AG, has effectuated any transactions in Shares in the past 60 days. In addition, Schedule B hereto sets forth any acquisitions of Kontron Mobile’s securities by KAC Acquisition and Kontron AG during the past two years.

Except as set forth under “Special Factors” or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between KAC Acquisition or Kontron AG, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Kontron Mobile or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Kontron Mobile’s securities, an election of Kontron Mobile’s directors, or a sale or other transfer of a material amount of assets of Kontron Mobile nor to the best knowledge of Kontron AG and KAC Acquisition have there been any negotiations or material contacts between (i) any affiliates of Kontron Mobile or (ii) Kontron Mobile or any of its affiliates and any person not affiliated with Kontron Mobile who would have a direct interest in such matters. Except as described under “Special Factors,” neither Kontron AG or KAC Acquisition, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with Kontron Mobile or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

None of KAC Acquisition or Kontron AG has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of KAC Acquisition or Kontron AG been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Fairness.    The Board of Directors of each of Kontron AG and KAC Acquisition unanimously agreed to effect the Offer and the Merger.

Intent to Tender.    As of the date hereof, KAC Acquisition and Kontron AG do not know whether or not any of their executive officers or directors, any person controlling either of them or any executive officer or director of any corporation ultimately in charge of KAC Acquisition or Kontron AG intends to tender Shares in the Offer, other than the nominees of Kontron AG who are members of the Board of Directors of Kontron Mobile, who intend to tender their Shares in the Offer.

Forward-Looking Disclaimer.    Statements KAC Acquisition and Kontron AG may publish, including those in this Offer to Purchase, that are not strictly historical are “forward-looking” statements. Although KAC Acquisition and Kontron AG believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause KAC Acquisition’s or Kontron AG’s actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from KAC Acquisition’s or Kontron AG’s expectations include federal and state regulatory developments, technology developments and capital expenditures, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, the effects of acquisitions and divestitures, the ability of Kontron AG to effect all of its strategic initiatives as contemplated and other risks described from time to time in Kontron AG’s SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form B-K.

9.	MERGER; DISSENTERS RIGHTS; RULE 13e-3

Merger.    If the Offer is successful and KAC Acquisition acquires Shares which, together with Shares beneficially owned by Kontron AG and its affiliates, constitute at least 90% of the voting securities of Kontron Mobile, Kontron AG currently intends to transfer the Shares owned by Kontron AG to KAC Acquisition to permit KAC Acquisition to consummate a “short-form” merger pursuant to Section 302A.621 of the MBCA. Section 302A.621 of the MBCA provides that if KAC Acquisition owns at least 90% of the voting securities of

Kontron Mobile, KAC Acquisition may cause Kontron Mobile to merge into KAC Acquisition without a vote of Kontron Mobile’s shareholders. In order to complete such a merger, the merger must be approved by a majority of the directors of the parent corporation and the resolution approving such transaction must set forth the plan of merger that contains the items specified by Section 302A.621. Section 302A.621 requires that notice of the merger, including a copy of the plan of merger, be given to each shareholder of the subsidiary before, or within ten days after, the effective date of the merger. Articles of Merger containing the information required by law must be filed with the Minnesota Secretary of State. KAC Acquisition intends to effect the Merger without a meeting of holders of Shares. The Merger is currently expected to occur as soon as possible after completion of the Offer.

If, after the Offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by Kontron AG and its subsidiaries, including KAC Acquisition, of the voting securities of Kontron Mobile should fall below 90% due to the exercise of outstanding options to acquire Shares or for any other reason, KAC Acquisition may decide to acquire additional Shares on the open market or in privately-negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH KONTRON AG OR PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

SUMMARY OF DISSENTERS’ RIGHTS

AND OF PROCEDURE FOR EXERCISING SUCH RIGHTS

Dissenters’ Rights

The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to SCHEDULE C. SCHEDULE C should be reviewed very carefully by shareholders who wish to assert their dissenters’ rights or who wish to preserve their right to do so, since failure to comply with those procedures will result in the loss of such rights.

Following approval of a merger of Kontron Mobile into a company that owns at least 90% of its outstanding shares, Kontron Mobile will send all shareholders entitled to dissent a Notice of Procedure, which states that the shareholder must demand payment and deposit share certificates within thirty days after the Notice of Procedure is given by the corporation. A shareholder may not dissent as to less than all of the shares held of record. Any shareholder failing to make such demand within such thirty-day period will be bound by the terms of the proposed transaction. In addition, a written demand, once made, may not be withdrawn without the consent of the corporation. If a beneficial owner of common stock is not the record owner, such demand must be accompanied by or preceded by a written consent of the record holder.

After the proposed merger takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with Section 302A.473, Subdivision 4, (see SCHEDULE C), the amount the corporation estimates to be the fair value of the shares, with interest, and such other documents as are required in Subdivision 5. The fair value of the shares shall be the value of the shares of the corporation immediately before the effective date of the merger.

If a holder of dissenting shares and the corporation agree on the fair value of such holder’s dissenting shares within thirty (30) days after the effective date of the transaction, the corporation will pay the price so agreed upon within sixty (60) days of the deposit of certificates representing such dissenting shares.

If the corporation and a holder do not agree on the fair value of such holder’s dissenting shares as described in the preceding paragraph, the corporation shall, within sixty (60) days after receipt of a written demand from a holder of dissenting shares (provided such demand is made within thirty (30) days after the corporation mails the remittance under Subdivision 5), file a petition in Hennepin County District Court in the State of Minnesota requesting that the court determine the fair value of the shares, with interest, if any. All holders of dissenting shares shall be made parties to the proceeding and shall be entitled to judgment for the fair value of their dissenting shares, including any allowances for interest, at the rate applicable to verdicts and judgments commencing five days after the effective date of the corporate action up to and including the date of payment.

The costs and expenses of any proceeding relating to the determination of the fair value of dissenting shares, including the reasonable compensation and reasonable expenses of any appraisers appointed by the Court (but excluding fees and expenses of counsel for and experts and employed by any party) will be determined by the Court and assessed against the corporation, except that all or any part of such costs and expenses may be apportioned and assessed as the Court deems equitable against any or all of the holders of dissenting shares who are parties to the proceeding and whose actions in failing to accept the corporation’s offer of fair value the Court finds to be arbitrary, vexatious or not in good faith. The Court has discretion to award the fees and expenses of legal counsel for the dissenters out of any amount awarded to the dissenters, if any.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 302A.473 OF THE MBCA FOR PERFECTING DISSENTERS RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

Rule 13e-3.    Because Kontron AG may be deemed to be an affiliate of Kontron Mobile, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. KAC Acquisition and Kontron AG have provided such information in this Offer to Purchase.

10.	SOURCE AND AMOUNT OF FUNDS

Kontron AG estimates that the total amount of funds required to purchase all of the outstanding Shares in the Offer, other than those already owned by Kontron AG, and to pay related fees and expenses will be approximately $4 Million. Kontron AG will assure that KAC Acquisition will obtain these funds from cash on hand and working capital. The Offer is not conditioned upon Kontron AG or any of its subsidiaries obtaining any financing.

11.	CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, KAC Acquisition shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at the expiration of the Offering Period, the Minimum Condition has not been satisfied and at or prior to the time of the expiration of the Offer:

(a)    any necessary approval, permit, authorization or consent of any Governmental Authority (as defined below) shall not have been obtained;

(b)    any consent from a third party shall not have been obtained, if the failure to obtain that consent would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects (a “Material Adverse Effect”) of Kontron Mobile;

(c)    there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any Governmental Authority, that would reasonably be expected to, directly or indirectly:

(i)    make illegal or otherwise prohibit consummation of the Offer;

(ii)    prohibit or materially limit the ownership or operation by Kontron AG or KAC Acquisition of all or any material portion of the business or assets of Kontron Mobile or compel Kontron AG or KAC Acquisition to dispose of or hold separately all or any material portion of the business or assets of either Kontron AG, or KAC Acquisition or of Kontron Mobile, or seek to impose any material limitation on the ability of Kontron AG or KAC Acquisition to conduct its business or own such assets, in any such case which would reasonably be expected to have a Material Adverse Effect on Kontron AG, KAC Acquisition or Kontron Mobile, as the case may be;

(iii)    impose material limitations on the ability of Kontron AG or KAC Acquisition to effectively acquire, hold or exercise full rights of ownership of the Shares, on all matters properly presented to Kontron Mobile’s shareholders;

(iv)    require divestiture by Kontron AG or KAC Acquisition of any Shares; or

(v)    result in a Material Adverse Effect on Kontron Mobile;

(d)    there shall be instituted or pending any action or proceeding by any Governmental Authority that would reasonably be expected to result in, any of the consequences referred to in paragraph (c) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in paragraph (c) above;

(e)    there shall have occurred an event, change, occurrence or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on Kontron Mobile;

(f)    it shall have been publicly disclosed or KAC Acquisition shall have otherwise learned that a tender or exchange offer for 10% or more of the outstanding shares of Kontron Mobile common stock shall have been commenced or publicly proposed to be made by another Person (as defined below), including Kontron Mobile or its affiliates;

(g)    (i) the Board of Directors of Kontron Mobile or any committee thereof shall have disapproved or recommended against the Offer or approved or recommended any acquisition or proposal for the acquisition of Kontron Mobile common stock other than the Offer; (ii) any Person or group shall have entered into a definitive agreement or an agreement in principle with Kontron Mobile with respect to a proposal for the acquisition of Kontron Mobile common stock other than the Offer, or (iii) the Board of Directors of Kontron Mobile or any committee thereof shall have resolved to do any of the foregoing; or

(h)    there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions); (ii) the declaration of a banking moratorium or any suspension of payments, whether or not mandatory, in respect of banks in the United States; (iii) the commencement of a war, declared or undeclared, or other international or national calamity directly or indirectly involving the United States; (iv) any limitation, whether or not mandatory, by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on either Kontron AG or KAC Acquisition and on the extension of credit by banks or other financial institutions; (v) from the date the Offer is initiated through the Expiration Date, a decline of at least 15% in the Dow Jones Industrial Average or the Standard & Poor’s 500 Index for any one week period; or (vi) in the case of any of the foregoing, existing at the date the offer is initiated, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of KAC Acquisition and Kontron AG and may be asserted by KAC Acquisition or Kontron AG regardless of the circumstances, including any action or inaction by KAC

Acquisition or Kontron AG, giving rise to any such conditions or may be waived by KAC Acquisition or Kontron AG, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Kontron AG or KAC Acquisition. The determination as to whether any condition has occurred shall be in the sole and reasonable judgment of KAC Acquisition and Kontron AG and will be final and binding on all parties. The failure by KAC Acquisition or Kontron AG at any time to exercise any of the foregoing rights shall not waive any such right and each such right shall be an ongoing right that may be asserted at any time and from time to time.

As used herein, the term “Applicable Law” means any domestic or foreign law, rule or regulation, order, writ, judgment, injunction, decree, determination or award.

As used herein, the term “Governmental Authority” means any nation or government or multinational body, any state, agency, commission or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government.

As used herein, the term “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

Kontron AG will make, or cause to be made, a public announcement of a material change in, or waiver of, such conditions, and the Offer, in certain circumstances, may be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12.	DIVIDENDS AND DISTRIBUTIONS

If, on or after the date hereof, Kontron Mobile should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than shares issued pursuant to the exercise of stock options outstanding as of the date hereof, KAC Acquisition, in its sole discretion and subject to the provisions of Section 11, “The Offer — Certain Conditions of the Offer,” may make such adjustments as it deems appropriate in the Offer price and other terms of the Offer, including the number or type of securities offered to be purchased.

If, on or after the date hereof, Kontron Mobile should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to KAC Acquisition or its nominee or transferee on Kontron Mobile’s stock transfer records:

•    subject to the provisions of Section 11, “The Offer — Certain Conditions of the Offer,” KAC Acquisition, in its sole discretion, may reduce the Offer price and other terms of the Offer by the amount of any such cash dividend or cash distribution and

•    the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders (a) will be received and held by the tendering shareholders for the account of KAC Acquisition and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of KAC Acquisition, accompanied by appropriate documentation of transfer, or (b) at the direction of KAC Acquisition, will be exercised for the benefit of KAC Acquisition, in which case the proceeds of such exercise will promptly be remitted to KAC Acquisition. Pending such remittance and subject to applicable law, KAC Acquisition will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by KAC Acquisition in its sole discretion.

13.	CERTAIN LEGAL MATTERS

General.    Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Kontron Mobile, KAC Acquisition and Kontron AG are not aware of any licenses or other regulatory permits that appear to be material to the business of Kontron Mobile and that might be adversely affected by the acquisition of Shares by KAC Acquisition pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by KAC Acquisition pursuant to the Offer. Should any such approval or other action be required, KAC Acquisition currently contemplates that such approval or action would be sought or taken. KAC Acquisition does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions, or that adverse consequences would not result to Kontron Mobile’s or KAC Acquisition’s business or that certain parts of Kontron Mobile’s or KAC Acquisition’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. Any of these developments could cause KAC Acquisition to elect to terminate the offer without the purchase of the Shares thereunder. KAC Acquisition’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, “The Offer — Certain Conditions of the Offer.”

Antitrust Compliance.    Under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements and the Offer is not a reportable transaction under the HSR Act.

State Takeover Laws.    A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. In Edgar v. Mite Corporation, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Kontron Mobile’s headquarters are located in the State of Minnesota, which state has enacted certain takeover laws. KAC Acquisition has complied with the requirements of Minnesota Statutes Chapter 80B to the extent applicable to the Offer prior to commencement and intends to continue to comply with the applicable requirements of such chapter. The Minnesota Control Share Acquisition Act and the Minnesota Business Combinations Act are not applicable to the Offer as Kontron AG’s acquisition of approximately 65% of the voting securities now held by it was completed in late 2000 in accordance with the requirements of these statutes and approved by the disinterested shareholders of Kontron Mobile prior to completion of the transactions. In addition, KAC Acquisition is affiliated with Kontron AG.

Kontron AG and KAC Acquisition believe that no state takeover law, including any Minnesota takeover law other than Chapter 80B, applies to the Offer or the Merger. Neither Kontron AG nor KAC Acquisition has determined whether any other state’s takeover laws and regulations will by their terms apply to the Offer or the Merger. KAC Acquisition reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger or KAC Acquisition’s compliance with any such applicable law. Nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, KAC Acquisition might be required to file certain information with, or to receive approvals from, among others, the relevant state authorities, and KAC Acquisition might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, KAC Acquisition may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, “The Offer -- Certain Conditions of the Offer.”

14.	CERTAIN EFFECTS OF THE OFFER

Participation in Future Growth.    If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of Kontron Mobile and will not have the right to vote on corporate matters relating to Kontron Mobile. If the Offer and the Merger are completed, Kontron AG, as the ultimate parent company of Kontron Mobile, will indirectly own a 100% interest in the net book value and net earnings of Kontron Mobile and will benefit from any future increase in the value of Kontron Mobile. Similarly, Kontron AG will bear the risk of any decrease in the value of Kontron Mobile, and you will not face the risk of a decline in the value of Kontron Mobile. Upon the completion of the Merger, Kontron AG’s beneficial interest in Kontron Mobile’s net book value and net gain or loss would increase from approximately 65% to 100% and Kontron Mobile would no longer be a public company.

Market for Shares.    The purchase of Shares by KAC Acquisition pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Kontron AG nor KAC Acquisition can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price to be paid in the Offer.

Stock Quotation.    The Shares are quoted on the Over the Counter Bulletin Board. According to published guidelines of the Over the Counter Bulletin Board, the Shares might no longer be eligible for quotation on the Over the Counter Bulletin Board if, among other things, Kontron Mobile no longer files reports pursuant to Section 13 or Section 15(d) of the Exchange Act. If the Shares were to cease to be quoted on the Over the Counter Bulletin Board, the market for the Shares could be adversely affected.

Margin Regulations.    The Shares are not presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Kontron Mobile becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Kontron Mobile to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Kontron Mobile to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Kontron Mobile, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the

Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Kontron Mobile and persons holding “restricted securities” of Kontron Mobile to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for inclusion on the Over the Counter Bulletin Board.

15.	FEES AND EXPENSES

Except as set forth below, KAC Acquisition will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Kontron AG has retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and KAC Acquisition will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

KAC Acquisition has also retained American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. KAC Acquisition will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by KAC Acquisition for customary mailing and handling expenses incurred by them in forwarding material to their customers.

In addition, Kontron Mobile will incur its own fees and expenses in connection with the Offer.

The following is an estimate of the fees and expenses to be incurred by KAC Acquisition:

Filing Fees	$507
Depository Fees and Expenses	$15,000
Information Agent Fees and Expenses	$15,000
Legal, Printing and Miscellaneous Fees and Expenses	$150,000

Total	$180,507

16.	MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. KAC Acquisition may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Neither KAC Acquisition nor Kontron AG is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

KAC Acquisition and Kontron AG have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC’s Statement on Schedule 13e-3 relating to “going private”

transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, “The Offer — Certain Information Concerning Kontron Mobile.”

No person has been authorized to give any information or make any representation on behalf of KAC Acquisition or Kontron AG not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

KAC ACQUISITION CORP.

KONTRON AG

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

OFFICERS OF KONTRON AG AND KAC ACQUISITION

The following persons are the executive officers and/or directors of Kontron AG and KAC Acquisition as of the date of this offer to Purchase. To the best knowledge of Kontron AG, and KAC Acquisition, none of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Kontron AG and KAC Acquisition. Unless otherwise specified, each person listed below is a citizen of Germany and has his or her principal business address at Kontron AG, Oskar-von-Miller-Strasse 1, D-85386 Eching, Germany.

KONTRON AG

EXECUTIVE OFFICERS AND DIRECTORS

Name	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Hannes Niederhauser		Chief Executive Officer, Chief Financial Officer, Chairman of the Board, Member of the Supervisory Board of Kontron Canada, Inc.

Thomas Sparrvik	6260 Sequence Drive San Diego, CA 92121-4371	Director, Chief Operating Officer America, Chief Executive Officer and Director of Kontron Mobile Computing, Inc. and Director of Kontron America Inc. Prior to joining the Kontron group in 2000, Mr. Sparrvik was the CEO of Laserstans AB in Sweden.

Ulrich Gehrmann		Director, Chief Operating Officer Europe, Member of the Supervisory Boards of Kontron Modular Computers Benelux S.A., Brussels, Kontron East Europe Sp.p.o, Warschau, Kontron Modular Computers Korea Co., Ltd., Seoul and Kontron Embedded Computers AB, Stockholm

Dr. Rudolf Wieczorek		Director, Chief Technology Officer, Member of the Supervisory Boards of Kontron Mobile Computing, Inc., Kontron Asia, Taipei, Kontron Shanghai, Mikron AG, Hallbergmoos, Vectorn GmbH, Starnberg and Kontron Embedded Technology Inc. (“KET”) in Taipei, Taiwan.

Pierre McMaster		Director, Chief Officer Sales & Marketing

A-1

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the current ownership of Shares by KAC Acquisition and Kontron AG (including their respective directors and executive officers).

Name	Shares Beneficially Owned	Percent
Kontron AG (2)	13,163,242	64.5%
Pierre McMaster(3)	45,000	<1%
Thomas Sparrvik(3)	137,500	<1%
Dr. Rudolf Wieczorek(4)	145,000	<1%
Hannes Niederhauser	0	0%
Ulrich Gehrmann	0	0%

(1)	Based upon the latest information provided by Kontron Mobile, that, as of May 3, 2004, there were 20,421,676 Shares of Kontron Mobile common stock outstanding (treating the Series B and Series C Preferred on an as converted basis) .

(2)	Includes 5,468,750 Shares issuable upon conversion of the Series B Participating Preferred Stock and Series C Participating Preferred Stock.

(3)	Includes Shares issuable on exercise of stock options that are exercisable within 60 days of April 26, 2004.

(4)	Includes 45,000 Shares issuable on exercise of stock options that are exercisable within 60 days of April 26, 2004.

Transactions in Shares During the Past Sixty Days. Neither KAC Acquisition nor Kontron AG has any knowledge of Share transactions effectuated in the past sixty days by Kontron AG or KAC Acquisition, any of their executive officers or directors, any other Kontron AG subsidiaries or affiliates, or Kontron Mobile or any pension, profit sharing or similar plan of Kontron Mobile or its affiliates.

Prior Share Purchases by Kontron AG and KAC Acquisition. In the past two years, Kontron AG and KAC Acquisition have not acquired any securities of Kontron Mobile.

B-1

SCHEDULE C

EXCERPTS FROM THE MINNESOTA BUSINESS CORPORATIONS ACT RELATING TO

THE RIGHTS OF DISSENTING SHAREHOLDERS PURSUANT TO SECTIONS 203A.471

AND 302A.473

Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters’ rights.

302A.471 – Rights of Dissenting Shareholders

Subdivision 1: Actions Creating Rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1)    alters or abolishes a preferential right of the shares;

(2)    creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3)    alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4)    excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

(b)    A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c)    A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under Section 302A.626;

(d)    A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

(e)    Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2: Beneficial Owners.

(a)    A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)    A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3: Rights Not to Apply.

(a)    Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) of the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)    If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided, in subdivision 2, may exercise dissenters’ rights.

Subd. 4: Other Rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 – Procedures for Asserting Dissenters’ Rights.

Subdivision 1: Definitions.

(a)    For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)    “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)    “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)    “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2: Notice of Action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3: Notice of Dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4: Notice of Procedure; Deposit of Shares.

(a)    After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1)    The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2)    Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3)    A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4)    A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)    In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5: Payment; Return of Shares.

(a)    After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1)    the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2)    an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3)    a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)    The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)    If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6: Supplemental Payment; Demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7: Petition; Determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8: Costs; Fees; Expenses.

(a)    The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)    If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

INSTRUCTIONS

The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of Kontron Mobile or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

THE DEPOSITARY FOR THE OFFER IS:

American Stock Transfer & Trust Company

Delivery by mail,

overnight delivery

or hand at:

59 Maiden Lane

New York, NY 10038

FOR NOTICE OF GUARANTEED DELIVERY

BY FACSIMILE TRANSMISSION:

(718) 234-5001

TO CONFIRM FACSIMILE TRANSMISSION ONLY:

(877) 248-6417

FOR TELEPHONE ASSISTANCE:

(800) 937-5449

Questions or requests for assistance may be directed to the Information Agent at the addresses and telephone numbers listed below. You may obtain additional copies of this offer to Purchase, the Letter of Transmittal and other Offer materials from the Information Agent as set forth below, and they will be furnished promptly at Kontron AG’s expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MORROW & CO., INC.

445 Park Avenue, Fifth Floor

New York, New York 10022

E-mail: KMBC.info@morrowco.com

Banks and Brokerage Firms, Please Call: (800) 654-2468

SHAREHOLDERS, PLEASE CALL: (800) 607-0088

All Others Call Collect: (212) 754-8000